Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS’ COMMON STOCK TO BE DELISTED FROM NYSE ALTERNEXT AND TRADE ON THE OTCBB

FRANKLIN, Mass., November 4, 2008 — PLC Systems Inc. (AMEX: PLC) today announced that on October 29, 2008 it received a letter from NYSE Alternext US LLC, formerly known as the American Stock Exchange, indicating that NYSE Alternext will delist PLC’s common stock if the Company does not submit an appeal by November 5, 2008.  The Company does not expect to file such an appeal.

PLC expects its common stock to begin to trade on the OTC Bulletin Board shortly after being delisted from NYSE Alternext. PLC will make a public announcement about the stock symbol it will be assigned on the OTCBB as soon as it is determined.

As previously announced, PLC received a notice of failure to meet listing qualifications dated September 17, 2008 from the Listing Qualifications Department staff at the American Stock Exchange. The notice stated that the Company was not in compliance with Section 1003(a)(ii) of the AMEX Company Guide because the Company’s shareholders’ equity was less than $4,000,000 as of June 30, 2008, and it incurred losses from continuing operations and net losses in three out of its four most recent fiscal years.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets.

PLC’s newest product, RenalGuard™, is approved for sale in the EU as a general fluid balancing device. The RenalGuard System™ consists of a unique, proprietary, closed loop, software-controlled console and accompanying single-use sets that can be used by physicians and nurses to balance patient fluid levels during a variety of medical procedures. The RenalGuard System, with its matched fluid replacement capability, is intended to minimize the risk of over- or under-hydration during medical procedures where creating and maintaining high urine outputs is deemed beneficial to patients.

Headquartered in Franklin, Massachusetts, PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. CO2 TMR offers a treatment option for angina patients who suffer from severe coronary artery disease. The CO2 Heart Laser is the world’s first TMR angina relief device cleared for commercial distribution by both the U.S. Food and Drug Administration and Japanese Ministry of Health, Labor and Welfare, and to obtain a CE Mark for European distribution.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that a trading market may not develop for our common stock on the OTCBB and additional risk factors described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC, CO2 Heart Laser, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.